Automatic Data Processing, Inc.
Retirement and Savings
Restoration Plan (RSRP)
(Effective January 1, 2015; Amended and Restated as of February 3, 2020)

Article 1. General Information
1.1 Purpose of the Plan
Automatic Data Processing, Inc. (the Company) establishes this Automatic Data Processing, Inc. Retirement and Savings Restoration Plan (the Plan) to attract and retain key letter-grade executive employees by restoring Qualified Plan retirement benefits that are unable to be provided due to Code limits on compensation and benefit amounts payable under tax-qualified retirement plans.
1.2 Legal Status
(a)The Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees.
(b)The Plan is intended to meet the exemptions provided in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, as well as the requirements of Department of Labor Regulation Section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulation.

(c)The Plan is subject to the provisions of Code Section 409A. The Plan shall be administered and interpreted so as to meet the requirements of Code Section 409A.
1.3 Effective Date
This Plan is effective as of January 1, 2015, and amended and restated as of February 3, 2020.

Article 2. Definitions
2.1Definitions
Whenever used in the Plan, the following terms have the meanings set forth below unless otherwise expressly provided. References to specific Code provisions include any final regulations, Revenue Rulings, and guidance of general applicability thereunder.
(a)“Account” means the recordkeeping account maintained by the Company on behalf of a Participant that reflects the amount credited to the Participant under the terms of the Plan, including all Company Contributions and any earnings, gains or losses credited with respect to such amounts.
(b)“Beneficiary” means the individual, trust, or estate designated by a Participant to receive Plan benefits in the event of the Participant’s death.

(c)“Board of Directors” means the Board of Directors of the Company.

(d)“Cause” means, (i) the Company or an affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or an affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the good faith determination by the Committee that the Participant has ceased to perform his or her duties to the Company or an affiliate (other than as a result of his or her incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his or her duties to such party, provided that no such failure shall constitute Cause unless the Participant has been given notice of such failure and (if cure is reasonably possible) has not cured such act or omission within 15 days following receipt of such notice, (B) the Committee’s good faith determination that the Participant has engaged or is about to engage in conduct injurious to the Company or an affiliate, (C) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving fraud or dishonesty as a material element thereof, or (D) the consistent failure of the Participant to follow the lawful instructions of the Board of Directors or his or her direct superiors, which failure amounts to an intentional and extended neglect of his or her duties to the Company or an affiliate thereof. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(e)“Code” means the Internal Revenue Code of 1986, as amended, or any other provision of law of similar purpose as may at any time be substituted therefore.

(f)“Committee” means a committee as the Compensation Committee may appoint to administer the Plan or, if no such committee has been appointed by the Compensation Committee, then it shall be the Compensation Committee. As of the effective date of this Plan, the Committee shall consist of (i) the person occupying the position of General Counsel of the Company, and (ii) the person occupying the position of Chief Human Resources Officer of the Company. In the event of a vacancy in either the position of General Counsel or Chief Human Resources Officer, then unless the Compensation Committee otherwise determines, the Committee shall consist of the remaining person until such vacant position is filled.

(g)“Company” means Automatic Data Processing, Inc.

(h)“Company Contributions” means contributions allocated to a Participant’s Account pursuant to Article 4.

(i)“Compensation” means ‘Compensation’ as defined from time to time in the Qualified Plan.

(j)“Compensation Committee” shall mean the Compensation Committee of the Board.

(k)“Continuous Service” means an Employee’s uninterrupted period of common law, full-time employment with the Company or any parent, subsidiary, or affiliate of the Company.

(l)“Disability” means a circumstance where the Company shall have cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and the Company or, in the absence of such an employment, consulting or other similar agreement (or the absence of any definition thereof contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, as determined by the Committee based upon medical evidence acceptable to it; provided, however, that a Participant shall not have a Disability for purposes of the Plan unless the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

(m)“Distribution Election” means the election made by a Participant, as described in Article 7.1 as to the payment form for such Participant’s balance under the Plan.

(n)“Employee” means any individual employed on a full-time basis by the Company, or any parent, subsidiary, or affiliate of the Company.

(o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any other provision of law of similar purpose as may at any time be substituted therefor.

(p)“Investment Fund” means a fund (which may be notional) selected by the Committee as described in Article 5.2 to determine earnings on Company Contributions.

(q)“Participant” means any Employee who has begun participating in the Plan in accordance with the requirements of Article 3.1 and who continues to be entitled to accrue additional benefits under the Plan, or a former Employee who is no longer entitled to accrue additional benefits but who is still entitled to receive benefit payments under the Plan.

(r)“Plan” means the Automatic Data Processing, Inc. Retirement and Savings Restoration Plan, as set forth in this document and as hereafter amended from time to time.

(s)“Plan Year” means the calendar year beginning January 1 and ending December 31.

(t)“Qualified Plan” means the Automatic Data Processing, Inc. Retirement and Savings Plan (as amended from time to time).

(u)“Separation From Service” means when the Participant ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of death, retirement, or other termination of employment. For this purpose, an 80% or greater threshold will be used in determining a controlled group of corporations within the meaning of Code Section 414(b) and the trades and businesses that are under common control within the meaning of Code Section 414(c).
Whether a Separation from Service occurs will be determined in accordance with the rules under Code Section 409A. In general, a Participant’s employment will be deemed terminated on the date as of which, in the Company’s and Participant’s reasonable expectation, the Participant’s level of bona fide services for the Company decreases to 20% or less of his or her average level of bona fide services over the immediately-preceding 36-month period (or the full period of services if the Participant has been providing services to the Company for fewer than 36 months) and a Participant’s employment will be deemed not to have terminated as long as the Participant’s level of bona fide services exceeds the 20% threshold.
A Participant’s employment will be treated as continuing while he or she is on military leave, sick leave, disability leave, or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, for as long as the Participant has a statutory or contractual right to reemployment with the Company. If the period of leave exceeds six months, and the Participant does not have a statutory or contractual right to reemployment, the Participant’s employment will be deemed to terminate on the first day immediately following the six-month period.
Article 2 Construction
Terms capitalized in the Plan shall have the meaning set forth in Article 2.1 above or as specified elsewhere in the Plan. Except where otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number. The headings of this Plan are inserted for convenience of reference only, and they are not to be used in the construction of the Plan.

Article 3 Participation
Article 1 Eligibility

Prior to July 1, 2020, Employees who (i) are hired after the effective date of the Plan and (ii) reach an executive grade position (either upon hire or by subsequent promotion) will be eligible to participate in the Plan. Beginning on July 1, 2020, Employees who either (x) are in an executive grade position as of such date or (y) reach an executive grade position (either upon hire or by subsequent promotion) on or after such date will be eligible to participate in the Plan.

Notwithstanding the foregoing, the Committee reserves the right in its sole discretion to determine that any Employee is not eligible to participate in the Plan. In addition, the Committee reserves the right in its sole discretion to, from time to time, modify the above eligibility requirements and make such additional or other requirements for eligibility as the Committee may determine.

An Employee’s participation in the Plan shall commence on the first of the month coincident with or next following such Employee’s becoming eligible for participation in the Plan as set forth above.

Article 4. Contributions
4.1 Contribution Amount
Starting with the later of (i) the Plan Year in which a Participant first participates in the Plan and (ii) the Plan Year in which a Participant first becomes eligible for employer contributions pursuant to the terms of the Qualified Plan, and for each Plan Year thereafter throughout which the Participant remains actively employed by the Company and eligible to participate in the Plan, the Company will credit to the Participant’s Account the amount in (a) below less the amount in (b) below:

(a)The maximum potential employer contributions that could have been made on behalf of such Participant to the Qualified Plan for such Plan Year (excluding amounts credited as earnings and/or interest), determined without regard to compensation and/or benefit limits under Sections 401(a)(17) and 415 of the Code, assuming for such purpose that the Participant had elected and made the maximum contributions to such Qualified Plans for such Plan Year.
(b)The maximum potential employer contributions that could have been made on behalf of such Participant to the Qualified Plan for such Plan Year (excluding amounts credited as earnings and/or interest).

For the Plan Year in which a Participant first participates in the Plan, or if later, the Plan Year in which a Participant first becomes eligible for employer contributions pursuant to the terms of the Qualified Plan: (i) the Participant’s Compensation that is to be taken into account for the purpose of calculating his or her Company Contribution shall be the Compensation payable during the entire Plan Year; (ii) the employer contributions to the Qualified Plan as defined in (b) above shall be the maximum contributions that could have been made during the entire Plan Year based on the Compensation payable during the entire Plan Year; and (iii) the Company Contribution for such Plan Year determined in accordance with the foregoing shall then be prorated to reflect the portion of the Plan Year beginning with the date the Employee becomes a Participant in this Plan and ending with the last day of such Plan Year (so that, for example, if an Employee who is eligible for employer contributions pursuant to the terms of the Qualified Plan becomes a Participant on October 1, the proration factor would be 3/12). For the avoidance of doubt, no amounts shall be credited to a Participant’s Account under this Plan in respect of any Plan Year ending before the first date on which such Participant first becomes eligible for employer contributions pursuant to the terms of the Qualified Plan.
For the Plan Year in which a Participant incurs a Separation From Service, a Participant will not receive a Company Contribution under this Plan.
For the Plan Year in which a Participant ceases to be in an executive letter grade position (but does not terminate employment): (i) the Participant’s Compensation that is to be taken into account for the purpose of calculating his or her Company Contribution shall be the Compensation payable during the entire Plan Year; (ii) the employer contributions to the Qualified Plan as defined in (b) above shall be the maximum contributions that could have been made during the entire Plan Year based on the Compensation payable during the entire Plan Year; and (iii) the Company Contribution for such Plan Year determined in accordance with the foregoing shall then be prorated to reflect the portion of the Plan Year beginning with the first day of such Plan Year and ending with the date the Employee’s demotion is effective (so that, for example, if a Participant is demoted on October 1, the proration factor would be 9/12).
4.2 Contribution Timing
Company Contributions will be credited to a Participant’s Account as soon as practicable following the end of the applicable Plan Year.

Article 5. Accounts
5.1 Establishment of Accounts
The Committee will establish a bookkeeping account for each Participant to which the Company Contributions described in Article 4 will be credited. An Account shall be maintained for each Participant until full payment of the balance credited to the Account has been made under Article 7.

5.2 Earnings
Unless the Participant directs otherwise pursuant to the terms of this Article 5, his or her Account shall be notionally invested in an Investment Fund selected by the Committee. The Committee may, in its discretion, offer a choice of Investment Funds in which amounts credited to the Account may be notionally invested at the direction of the Participant. This choice grants Participants no real or beneficial interest in any specific fund or property, or the ability to affect the actual investments the Company may or may not make to cover its obligations under the Plan.

There is no obligation on the part of the Company, or anyone else, to segregate or otherwise set aside amounts notionally credited to any Account, and any actual investments intended to cover the obligations hereunder shall be made by the Company at its discretion, and may or may not bear a resemblance to the Participants’ investment choices. The Committee shall also establish a default Investment Fund in which an Account will be notionally invested if the Participant fails to make an investment election. In lieu of offering the Investment Funds, the Committee may notionally credit Accounts with interest, at a rate determined by the Committee. The Investment Funds (and the interest crediting rate, as applicable) may be added to, decreased or changed at any time and for any reason at the sole discretion of the Committee.

Article 6. Vesting
6.1 Vesting
A Participant’s Account (inclusive of all Company Contributions and any income, gains, or losses thereon) will be 100% vested upon the earliest of the following events, provided the Participant is an active Employee on the date of such event:

(a)three years of Continuous Service with the Company from date of hire;
(b)Participant’s death; and

(c)Participant’s Disability.

6.2 Forfeitures
Notwithstanding Article 6.1, a Participant shall forfeit his or her Account, without regard to whether such amounts are vested or unvested in the event:

(a)The Participant’s employment is terminated for Cause; or
(b)While employed or within 24 months after Separation From Service, the Participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any affiliate.

Article 7. Distributions
7.1 Elections
Each Participant shall have the opportunity, at any time during the first 30 days of participation in the Plan, to elect to receive his or her vested Account upon Separation From Service in one of the payment form options specified in this Article 7.1 (Distribution Election). Participants may elect to receive distributions in one of the following forms:

(a)Lump sum; or
(b)5, 10, or 15 annual installments with each installment equal to the Participant’s vested Account balance (as of the date of determination set forth in Article 7.3) divided by the number of remaining installments.

However, if a Participant Separates From Service with a vested Account balance of less than $50,000 or Separates From Service prior to age 55, the Participant will receive the entire vested balance following such Separation From Service in a single lump sum in accordance with Article 7.3(a) below.

If a Participant fails to make an election during the first 30 days of participation, he or she will be treated as if he or she elected a lump sum form of payment.

7.2 Change to Form of Payment
An active Participant who has not previously Separated From Service may make a one-time election to change the form of payment in the event the following conditions are met:

(a)The election is made at least 12 months prior to the date on which payments were scheduled to begin.
(b)The election delays the payment for at least 5 years from the date on which payments were scheduled to begin.

7.3 Separation From Service
For a Participant who Separates From Service for a reason other than death, the Participant’s vested Account will be distributed in accordance with the form of payment elected by the Participant pursuant to Article 7.1.

(a)If the Participant has elected (or is deemed to have elected) a lump sum, the value thereof shall be determined as of the ninth day of the seventh month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter.

(b)If the Participant has elected installments, (i) the first installment shall be valued as of the ninth day of the seventh month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter, and (ii) each subsequent installment shall be valued as of the ninth day of September of each of the following calendar years, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For the avoidance of doubt, under no circumstances shall two installments be paid in a single calendar year.

7.4 Death
If a Participant’s employment terminates due to death, the value of the Participant’s Account as of the date of death shall be distributed to the Participant’s Beneficiary in a lump sum as soon as practicable following the Participant’s death, but no later than 90 days following the Participant’s death.

If a Participant dies following Separation From Service, but before having received all payments under the Plan, the remaining payments (valued as of the date of death) shall be paid in a single lump sum to the Beneficiary as soon as practicable but no later than 90 days after death.

Article 8. Administration
8.1 Committee
A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee or the Board of Directors may remove any member, with or without cause, by delivering a copy of its resolution of removal to such member.

8.2 Committee Action
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Committee may execute any certificate or other written direction on behalf of the Committee.
8.3 Powers of the Committee
The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

(a)    to select the Investment Funds;
(b)    to construe and interpret the terms and provisions of this Plan;
(c)    to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(d)    to maintain all records that may be necessary for the administration of the Plan;
(e)    to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(f)    to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(g)    to appoint one or more agents, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(h)    to take all actions necessary for the administration of the Plan.
8.4 Construction and Interpretation
The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.

8.5 Compensation and Expenses
The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

Article 9. Amendment
9. 1 Amendment to the Plan
The Compensation Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s

Account. The Committee may also amend the Plan, provided that the Committee may adopt only amendments that (i) do not have a negative material financial impact on the Company; or (ii) are required by tax or legal statutes, regulations or pronouncements.

9. 2 Continuation of the Plan
The Company intends to maintain the Plan indefinitely, but the Company reserves the right in its sole discretion at any time and for any reason to discontinue the Plan either in whole or in part.

Article 10. Claims Procedure
10.1 Initial Claim
A Participant or Beneficiary (hereinafter referred to as Claimant) who believes that a benefit is due under the Plan may file a written claim with the Committee.

10.2 Claim Decision
The Committee shall provide written notice of its decision to the Claimant within 90 days after the initial claim was filed. If more than 90 days are necessary for the Committee to deliver a reply, the Committee will notify the Claimant in writing during the initial 90 day period indicating the special circumstances requiring the extension and the date by which the Committee expects to reply to the claim.

If a claim for benefits is denied in whole or in part, the written notice shall include the following:

(a)specific reason for the denial;
(b)specific references to pertinent Plan provisions on which the denial is based;

(c)if applicable, a description of any additional material or information necessary for the Claimant to provide in order to perfect the claim and an explanation as to why such material or such information is necessary; and

(d)steps for Claimant to submit his or her clam for further review.

10.3 Appeal Process
Any Claimant whose claim has been denied in whole or in part may request a review of the decision by the Committee within 60 days of receiving the written notice of the denial of benefits. In connection with any such review, the Claimant or the Claimant’s duly authorized representative shall be provided, upon request, reasonable access to pertinent documents used by the Committee to deny the claim.

The Committee or its delegate shall provide written notice of its decision upon review to the Claimant within 60 days after the request for review was filed, unless special circumstances require an extension in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If more than 60 days are necessary for the Committee to deliver a reply, the Committee will notify the Claimant in writing during the initial 60 day period. The decision shall include specific reasons and references to the provisions of the Plan on which the decision is based.

Article 11. Miscellaneous Provisions
11.1 Unsecured General Creditor
Participants and Beneficiaries shall not have any interest in any property or assets of the Company or its affiliates on account of participation in the Plan, and no other rights against the Company or its affiliates, except as a general unsecured creditor. Any rabbi trust or other arrangement that may (but need not) be established by the Company to facilitate the administration of the Plan shall not change the nature of the obligations of the Company nor the rights of the Participants and Beneficiaries as provided in this Plan.

11.2 No Employment Rights
The Plan does not constitute a contract of continuing employment or in any manner obligate the Company to continue service of Participant, or obligate a Participant to continue in the service of the Company, or limit the Company’s right to discharge any Employee with or without Cause.

11.3 Tax Withholding
The Company shall have the right to withhold any federal, state, local or any other governmental income tax, payroll or employment tax (including FICA obligations for both Social Security and Medicare), excise tax, or any other tax or assessment owed with respect to Company Contributions, and earnings thereon, and any distributions made hereunder.

11.4 Non-alienation of Benefits
The interest of a Participant or Beneficiary in his or her Plan benefits is not subject to the claims of the Participant’s or Beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered. Any attempt by a Participant or Beneficiary to do so will be null and void.

11.5 Severability
If a provision of the Plan shall be held illegal or invalid or shall cause detrimental tax treatment to a Participant or Beneficiary, the illegality, invalidity or detriment shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or detrimental provision had not been included in the Plan.

11.6 Section 409A
Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan shall comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any subsidiary or affiliate shall have any obligation to indemnify or otherwise hold such Participant or any Beneficiary harmless from any or all such taxes or penalties.

11.7 Controlling Law
To the extent not superseded by the laws of the United States, this Plan shall be governed and construed in accordance with the laws of the State of Delaware, without regard to such state’s choice of law rules.

IN WITNESS WHEREOF, the Company has duly executed this Amended and Restated Plan document, effective as of February 3, 2020.

Automatic Data Processing, Inc.

By:	/s/ Michael A. Bonarti
Title:	Vice President, General Counsel and Secretary
Date:	February 3, 2020